Exhibit 99.1

News Media: Bernie Tylor 202-624-6778
Financial Community: Douglas Bonawitz 202-624-6129

WGL Announces $89 Million Investment in Stonewall Gathering System

WASHINGTON (February 29, 2016) -- WGL Midstream, a WGL Holdings, Inc. (NYSE: WGL) company, today announced it has exercised an option for an $89 million equity investment in the Stonewall Gas Gathering System, representing a 35 percent ownership stake. The system initiated operations in November 2015 and is currently gathering one billion cubic feet of natural gas daily from the Marcellus production region in West Virginia and delivering it to an interstate pipeline system to meet growing demand from markets in the mid-Atlantic region.

"The Stonewall investment is consistent with WGL’s asset-based growth strategy and demonstrates our commitment to bringing the benefits of reliable, affordable natural gas to more customers," said Terry McCallister, chairman and chief executive officer of WGL Holdings, Inc. and Washington Gas. "We are pleased to be a part of a project that is delivering important economic development benefits to West Virginia and throughout the mid-Atlantic region. We expect this investment to be immediately accretive to earnings, adding between $5 and $6 million to pre-tax earnings in fiscal year 2016.”

WGL Midstream secured an option to invest in the Stonewall system as part of an existing supply agreement with Antero Resources Corporation, a natural gas operator in the Marcellus and Utica Shale region and the current primary shipper in Stonewall. The agreement with Antero includes a firm sales agreement for 330,000 Dth/day to supply mid-Atlantic markets and WGL customers such as GAIL Global (USA) LNG LLC (GGULL), a subsidiary of GAIL (India) Limited. In 2014, WGL Midstream executed a gas sale and purchase and capacity agreement with GAIL to sell up to 430,000 Dth/day of natural gas, for a term of approximately 20 years, starting on the in-service date of the Cove Point LNG export facility. WGL Midstream expects that the majority of this natural gas would be supplied through its agreement with Antero.

WGL Midstream’s ownership percentage would drop to 30 percent during fiscal year 2016 if other participants join the project as expected.

The Stonewall investment becomes part of a WGL Midstream portfolio focused on capitalizing on the expanding demand for natural gas through investments in storage, transportation and other midstream assets. The Stonewall system has a capacity of up to 1.4 billion cubic feet of gas daily. The 67-mile system collects gas from West Virginia counties -- including Doddridge, Harrison and Lewis -- and connects with Columbia Gas Transmission, an extensive interstate transmission line that reaches markets across the mid-Atlantic region.

Other Stonewall investors include M3 Midstream LLC (“Momentum”) and Vega Energy Partners. M3 Midstream serves as majority owner and operates Stonewall Gas Gathering, LLC.

About WGL Midstream

WGL Midstream meets the expanding demand for natural gas through investment, management, development and optimization of natural gas storage and transportation projects. WGL Midstream’s customers and counterparties include producers, utilities, LNG exporters, local distribution

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companies, power generators, wholesale energy suppliers, pipelines and storage facilities.

About WGL

WGL (NYSE: WGL), headquartered in Washington, D.C., is a leading source for clean, efficient and diverse energy solutions. With activities and assets across the U.S., WGL consists of Washington Gas, WGL Energy, WGL Midstream and Hampshire Gas. WGL provides natural gas, electricity, green power and energy services, including generation, storage, transportation, distribution, supply and efficiency. Our calling as a company is to make energy surprisingly easy for our employees, our community and all our customers. Whether you are a homeowner or renter, small business or multinational corporation, state and local or federal agency, WGL is here to provide Energy Answers. Ask Us. For more information, visit us at www.wgl.com.

Forward-Looking Statements

This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues, dividends and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, "estimates," "expects," "anticipates," "intends," "believes," "plans," and similar expressions, or future or conditional verbs such as "will," "should," "would," and "could." Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the "Risk Factors" heading in our most recent annual report on Form 10-K and other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission.